UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12

ADVANTA CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WELSH AND MCKEAN ROADS
P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 14, 2006

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. (the “Company”) will be held at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Wednesday, June 14, 2006 at 1:00 p.m. (the “Meeting”) for the following purposes:

1.	To elect three directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
      The Board of Directors has fixed the close of business on Monday, April 24, 2006 as the record date for the Meeting. Only holders of record of the Company’s Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.
      The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You may also vote by telephone or through the Internet by following the instructions on your proxy card. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

Elizabeth H. Mai
Secretary
Dated: May 1, 2006

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRE-APPROVAL POLICY FOR SERVICES BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT FEES
STOCKHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K
HOUSEHOLDING INFORMATION

WELSH AND MCKEAN ROADS
P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON WEDNESDAY, JUNE 14, 2006

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanta Corp., a Delaware corporation (the “Company”), to be used at the Annual Meeting of Stockholders (the “Meeting”), to be held at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Wednesday, June 14, 2006 at 1:00 p.m., and any adjournments or postponements of the Meeting. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to holders of the Company’s Class A Common Stock and Class A Preferred Stock on or about May 8, 2006.
      The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.
      You can vote your shares by executing and returning the enclosed proxy card, or vote by telephone or through the Internet. If you properly submit your proxy by any of these methods, and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you properly submit your proxy but do not provide instructions, your shares will be voted “FOR” the election of the three nominees for the Board of Directors and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.
      Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by properly submitting a proxy bearing a later date or by attending the Meeting and voting in person.
      If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of the Company’s Class A Common Stock or Class A Preferred Stock as of the close of business on April 24, 2006, the record date. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or nominee and bring the proxy to the Meeting.
      The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained Mellon Investor Services LLC to assist in the search for, and distribution of proxies to, beneficial owners of the Company’s Class A Common Stock held in street name or by other nominees, and will pay such firm a fee of $3,500, plus reimbursement of direct out-of-pocket expenses incurred by such firm in such activity. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of the Company’s Class A Common Stock and Class A Preferred Stock. Beneficial owners of shares of Class B Common Stock, who are not entitled to vote at the Meeting, also will receive all proxy material (other than the proxy card itself) and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The expenses of such additional mailing will be borne by the Company.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Outstanding Shares and Voting Rights
      Only holders of record of the Company’s Class A Common Stock and Class A Preferred Stock at the close of business on April 24, 2006 are entitled to notice of, and to vote at the Meeting. On that date the Company had outstanding 9,606,862 shares of Class A Common Stock, par value $.01 per share, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.
Quorum Requirements
      The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.
Broker Authority to Vote
      A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. With regard to the election of directors (Proposal 1), votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not affect the outcome of the election of directors, as directors are elected by a plurality of votes cast. In the election of directors, stockholders do not have cumulative voting rights. With regard to the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2), the approval of a majority of shares present in person or by proxy and entitled to vote at the meeting is required. Brokers will generally have discretionary authority to vote their customers’ unvoted shares with respect to Proposal 2. As a result, under applicable Delaware law, abstentions and broker non-votes with respect to Proposal 2 will have the same effect as votes against the proposal.

Beneficial Owners of More Than Five Percent of Voting Securities
      The following table sets forth information as of April 1, 2006 (unless otherwise specified), about any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name.

		Amount and
		Nature of
		Beneficial		Percent
Title of Class	Name and Address of Beneficial Owner	Ownership		of Class

Class A Preferred	Gisela Alter(1)	1,010		100.00%
Class A Common	Dennis Alter(1)	3,046,067	(2)(3)(4)(5)	31.71%
	AXA Financial, Inc.(6)	750,809		7.82%
	Advanta Corp. Employee Stock Ownership Plan(7)	940,816		9.79%
	Dimensional Fund Advisors Inc.(8)	781,822		8.14%

(1)	The address for Gisela Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2)	Includes 551,695 shares owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes: 454,703 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers; 41,399 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers; and 200,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by Gisela Alter, the wife of Dennis Alter.

(5)	Does not include shares held in trust for the benefit of employees of the Company participating in the Advanta Corp. Employee Stock Ownership Plan (the “ESOP”) as to which Mr. Alter is a trustee. As of December 31, 2005, the ESOP held 940,816 shares as follows: 175,298 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 765,518 shares which, as of December 31, 2005, had not been allocated to ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). Mr. Alter disclaims beneficial ownership of the 765,518 unallocated shares held by the ESOP.

(6)	Information as to shares held by AXA Financial, Inc. is based solely on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 14, 2006, whereby each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”) and AXA reported that it has sole voting power as to 325,310 shares and sole dispositive power as to 750,809 shares, or 7.82% of the class. In addition, AXA Financial, Inc. reported that it has no voting or dispositive power over these shares. According to the Schedule 13G: (a) the Mutuelles AXA, as a group, acts as the parent holding company with respect to the holdings of certain AXA entities; (b) AXA owns AXA Financial, Inc. and acts as the parent holding company with respect to the holdings of AXA

Rosenberg Investment Management LLC; (c) and AXA Financial, Inc. acts as the parent holding company with respect to the holdings of (i) Alliance Capital Management L.P., an investment adviser, (ii) AXA Equitable Life Insurance Company, an insurance company and an investment advisor, and (iii) Frontier Trust Company, FSB, an investment advisor. The address of the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.

(7)	The ESOP has sole voting power as to 765,518 unallocated shares and shared voting power as to 175,298 shares that have been allocated to ESOP participants. The allocated shares are voted by the ESOP trustees as directed by ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). The ESOP trustees are Messrs. Alter, Rosoff, Olafsson, and Stolper. The address of the ESOP is Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

(8)	Information as to shares held by Dimensional Fund Advisors Inc. (“Dimensional”) is based solely on a Schedule 13G filed with the SEC on February 6, 2006. Dimensional has sole voting and dispositive power with respect to 781,822 shares, or 8.14% of the class. According to its Schedule 13G, Dimensional possesses investment and/or voting power over the shares in its role as financial advisor to four investment companies which own the shares. Dimensional disclaims beneficial ownership of the shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

Beneficial Ownership of Directors and Executive Officers
      The following table sets forth certain information as of April 1, 2006 about the amount of Class A Common Stock and Class B Common Stock beneficially owned by: (i) each director and nominee for director of the Company; (ii) each person who served as the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers whose compensation exceeded $100,000 during 2005 (the “Named Executive Officers”); and (iii) all current directors and executive officers as a group. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or will become exercisable within 60 days from April 1, 2006. None of the Company’s executive officers or directors beneficially owns any shares of the Class A Preferred Stock.

	Class A Common		Class B Common

	Amount and		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
	Ownership	of Class	Ownership(1)	of Class

Named Executive Officers/ Directors
Dennis Alter(2)(3)(4)(5)	3,046,067	31.71%	3,218,701	15.48%
William A. Rosoff(5)(6)	1,124	*	1,213,527	6.17%
Named Executive Officers
Philip M. Browne(7)	39,623	*	258,771	1.35%
Christopher J. Carroll	511	*	41,875	*
David B. Weinstock	1,032	*	68,909	*
Directors
Robert S. Blank	200	*	37,500	*
Max Botel	1,500	*	44,574	*
Dana Becker Dunn	0	*	24,030	*
Ronald Lubner	0	*	56,393	*
Olaf Olafsson(5)	0	*	147,500	*
Michael A. Stolper(5)(8)	0	*	55,750	*
All current executive officers and directors as a group (12 persons)(1)(2)(3)(4)(5)(6)(7)(8)	3,090,948	32.17%	5,209,566	23.69%

*	Represents less than 1% of the indicated class of the Company’s Common Stock outstanding as of April 1, 2006.

(1)	Includes beneficial ownership of shares of Class B Common Stock issuable pursuant to the exercise of stock options that are currently exercisable or will become exercisable within 60 days from April 1, 2006, as follows: Mr. Alter, 1,825,000 shares; Mr. Rosoff, 720,000 shares; Mr. Browne, 147,500 shares and 18,560 shares owned by his wife as to which Mr. Browne disclaims beneficial ownership; Mr. Carroll, 13,750 shares; Mr. Weinstock, 28,750 shares; Mr. Blank, 37,500 shares; Mr. Botel, 35,500 shares; Ms. Dunn, 24,030 shares; Mr. Lubner, 49,500 shares; Mr. Olafsson, 55,500 shares; Mr. Stolper, 49,500 shares; and all current executive officers and directors as a group, 3,024,715 shares.

(2)	Includes 551,695 shares of Class A Common Stock owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes: 454,703 shares of Class A Common Stock and 40,768 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers; 41,399 shares of Class A Common Stock and 12,285 shares of Class B Common Stock, held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers; and

200,000 shares of Class A Common Stock and 36,400 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by the wife of Dennis Alter.

(5)	Does not include shares held in trust for the benefit of employees of the Company participating in the ESOP as to which Messrs. Alter, Rosoff, Olafsson and Stolper are trustees. As of December 31, 2005, the ESOP held 940,816 shares of Class A Common Stock as follows: 175,298 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 765,518 shares which, as of December 31, 2005, had not been allocated to ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). Each of Messrs. Alter, Rosoff, Olafsson and Stolper disclaims beneficial ownership of the 765,518 unallocated shares held by the ESOP.

(6)	Does not include 200,000 shares of Class A Common Stock and 36,400 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Rosoff has shared voting and dispositive power. Mr. Rosoff disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter’s name.

(7)	Includes 1,003 shares of Class A Common Stock and 6,687 shares of Class B Common Stock held by Mr. Browne’s wife. Mr. Browne disclaims beneficial ownership of all such shares.

(8)	Does not include 454,703 shares of Class A Common Stock and 40,768 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Stolper has shared voting and dispositive power. Mr. Stolper disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter’s name.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the 1934 Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of those reports which it has received, and written representations from the Company’s officers and directors who are Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons from January 1, 2005 through December 31, 2005 were made on a timely basis except as follows. With respect to Dennis Alter, two Forms 4, each reporting one transaction, were not timely filed; both of the Forms 4 were subsequently filed. With respect to Dana Becker Dunn, one Form 4 reporting one transaction was not timely filed; a Form 4 was subsequently filed.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth, for the fiscal years specified, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Named Executive Officers.

							LONG TERM
							COMPENSATION
							AWARDS
		ANNUAL COMPENSATION
							Restricted	Securities
						Other Annual	Stock	Underlying	All Other
Name and						Compensation	Award(s)	Options/SARs	Compensation($)
Principal Position	Year	Salary($)		Bonus($)(1)		($)(2)	($)(3)	(#)	(4)(5)(6)(7)

Dennis Alter	2005	$583,558		$334,690		$207,345	$0	0	$52,175
Chairman of the Board and	2004	$0	(8)	$18,788	(8)	$151,582	$0	100,000	$39,664
Chief Executive Officer, Advanta Corp.	2003	$0	(8)	$0	(8)	$136,322	$491,431	100,000	$31,487

William A. Rosoff	2005	$595,000		$443,538		$12,583	$0	0	$75,578
President and Vice	2004	$595,000		$249,662		$0	$0	100,000	$44,966
Chairman of the Board, Advanta Corp.	2003	$595,000		$155,000		$0	$0	100,000	$49,642

Philip M. Browne	2005	$531,876		$101,755		$12,847	$0	0	$22,779
Senior Vice President and	2004	$518,000		$124,515		$4,049	$0	30,000	$22,281
Chief Financial Officer, Advanta Corp.	2003	$503,000		$14,871		$0	$0	30,000	$23,687

Christopher J. Carroll	2005	$278,486		$11,394		$0	$0	0	$20,067
Chief Credit Officer,	2004	$273,650		$46,003		$0	$0	15,000	$18,537
Advanta Corp. and Advanta Bank Corp.	2003	$271,000		$3,750		$0	$0	15,000	$15,328

David B. Weinstock	2005	$283,963		$25,128		$11,469	$0	0	$20,155
Vice President and Chief	2004	$263,700		$25,657		$0	$0	15,000	$16,924
Accounting Officer, Advanta Corp.	2003	$233,000		$4,796		$0	$0	20,000	$16,485

(1)	For 2005, includes the cash portion of bonuses pursuant to the Company’s AMIP V Program for all of the Named Executive Officers. For Mr. Rosoff, years 2005, 2004 and 2003 each also include a cash bonus payment of $155,000 pursuant to the terms of his employment agreement. For 2004, includes the cash portion of bonuses pursuant to the Company’s AMIP V Program for all of the Named Executive Officers other than Mr. Alter who relinquished his AMIP V bonus for performance year 2004, as described in footnote (8) below. For all of the Named Executive Officers other than Mr. Carroll, 2004 also includes the value of a non-cash bonus that was awarded during 2005 for performance year 2004. For 2003, includes the cash portion of bonuses pursuant to the Company’s AMIP V Program for Messrs. Browne, Carroll and Weinstock.

(2)	For Mr. Alter, includes above-market interest earned on deferred compensation pursuant to the Company’s deferred compensation programs, in the amounts listed with respect to each year as follows: $5,479, $28,937 and $28,654 for 2005, 2004 and 2003, respectively. For 2005, includes a tax gross-up payment for tax liabilities related to income recognized for the value of the non-cash bonus awarded during 2005 for performance year 2004, as described in footnote (1) above, in the following amounts: Mr. Alter, $12,583; Mr. Rosoff, $12,583; Mr. Browne, $12,847; and Mr. Weinstock, $11,469. With respect to Messrs. Alter and Browne, the 2004 amount also includes tax gross-up payments of $5,779 and $4,049, respectively, for tax liabilities related to income recognized for travel expenses attributable to their spouses traveling with them to a Board of Directors meeting, as further described in this Proxy Statement under “Compensation of Board of Directors.”

Also includes perquisites for a Named Executive Officer if the aggregate amount of such perquisites is equal to or greater than the lesser of $50,000 or 10% of such individual’s annual salary and bonus. For 2005, includes $189,283 of total perquisites for Mr. Alter, of which $93,262 relates to non-business use of Company transportation, including use of the Company’s fractional interests in aircraft, and $76,163 relates to personal use of Company personnel. For 2004, includes $116,866 of total perquisites for Mr. Alter, of which $38,181 relates to non-business use of Company transportation, including use of the Company’s fractional interests in aircraft, and $50,440 relates to personal use of Company personnel. For 2003, includes $47,896, related to personal use of Company transportation, including use of the Company’s fractional interests in aircraft. The amounts reported for personal use of Company aircraft reflect a change in valuation methodology from 2003 (the first year that the Company owned any fractional interests in aircraft). For 2004 and 2005, personal use of Company aircraft was valued at the Company’s aggregate incremental operating cost. On some occasions, the executive’s family members or other guests may accompany the executive on a business flight, and on such occasions, there is minimal, if any, incremental cost to the Company under this methodology. For 2003, personal use of Company aircraft was calculated using the Standard Industrial Fare Level (SIFL) tables published by the Internal Revenue Service in its rules. The dollar aggregate value of perquisites and other personal benefits for each of the Named Executive Officers other than Mr. Alter for 2005, 2004 and 2003 did not exceed the lesser of $50,000 or 10% of the individual’s annual salary and bonus, as applicable.

(3)	During 2003, Mr. Alter received an award of restricted shares of Class B Common Stock pursuant to the Company’s AMIP V program. The number of restricted shares issued to Mr. Alter is an amount equal to Mr. Alter’s target bonus for performance year 2005 divided by the applicable grant date price per share. Non-preferential dividends are paid on these restricted shares. Shares typically vest ten years after the date of grant, but may be eligible for accelerated vesting based on the extent to which individual and Company business and performance objectives are achieved in a given performance year. For a more detailed description of the Company’s AMIP V Program, see “Compensation Committee Report on Executive Compensation” in this Proxy Statement. Mr. Alter did not receive any restricted shares of Class B Common Stock under the Company’s AMIP V Program for performance years 2004 and 2003 due to his decision to forgo participation in the AMIP V Program for those years as part of his voluntary relinquishment of his base salary and annual bonus for those performance years. In exchange for Mr. Alter’s waivers of salary and bonus, during 2001 and 2002, respectively, Mr. Alter received grants of 700,000 and 800,000 options to purchase shares of the Company’s Class B Common Stock.

At December 31, 2005, all of the unvested restricted shares of Class B Common Stock held by Messrs. Alter, Rosoff, Browne, Carroll and Weinstock were shares granted pursuant to the Company’s AMIP programs. The number of unvested restricted shares of Class B Common Stock held and the market value of such restricted shares at December 31, 2005 were as follows: Mr. Alter, 55,781 shares, $1,809,536; Mr. Rosoff, 61,550 shares, $1,996,682; Mr. Browne, 36,513 shares, $1,184,482; Mr. Carroll, 21,875 shares, $709,625; and Mr. Weinstock, 12,432 shares, $403,294.

(4)	For 2005, includes matching contributions of $10,500 paid or payable by the Company to the accounts of Messrs. Alter, Rosoff, Browne, Carroll and Weinstock under the Employee Savings Plan, a 401(k) Plan, in respect of their 2005 participation in such plan. Also includes the value of shares of Class A Common Stock that were allocated to the accounts of Messrs. Rosoff, Browne, Carroll and Weinstock for 2005 pursuant to the ESOP. The number of shares allocated for 2005 and the market value at December 31, 2005 of such shares were as follows: Mr. Rosoff, 214 shares, $6,448; Mr. Browne, 214 shares, $6,448; Mr. Carroll, 203 shares, $6,116; and Mr. Weinstock, 213 shares, $6,418.

(5)	For 2005, includes (i) the value of Company paid term life insurance provided to all salaried employees in an amount equal to two times annual salary (capped at $750,000), (ii) the value of the premiums and related tax reimbursements for Company paid disability term life insurance, and (iii) with respect to Mr. Browne, the premium for a Company paid term life insurance policy provided to Mr. Browne in the amount of $1,000,000. The aggregate value of these benefits to the named individuals is included in the figures for 2005 in the following amounts: Mr. Alter, $8,800; Mr. Rosoff, $8,800; Mr. Browne, $5,831; Mr. Carroll, $3,451; and Mr. Weinstock, $3,237.

(6)	With respect to Messrs. Alter and Rosoff, the amounts shown in this column include benefits associated with certain split-dollar life insurance policies on the lives of each of Mr. Alter (including two second-to-die policies on the lives of Mr. Alter and his wife) and Mr. Rosoff, as to which the Company has made certain premium payments and the executive has the right to designate the beneficiary. In accordance with the terms of such policies, the Company will recover all of the cumulative premiums paid by the Company for the whole life portion of such policies. With respect to Messrs. Alter and Rosoff, the dollar value of the term life insurance benefit of these split-dollar life insurance policies is included for 2005 in the following amounts: Mr. Alter, $32,875; and Mr. Rosoff, $9,050. Premiums paid by the Company will be refunded to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the beneficiary under the policy. Effective July 30, 2002, in response to the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Company stopped making split-dollar life insurance premium payments associated with such split-dollar life insurance policies for the benefit of executive officers.

(7)	For 2005, includes interest paid or reimbursed by the Company pursuant to programs adopted by the Company’s Board of Directors, which interest accrued on the Named Executive Officer’s stock margin account in connection with margin loans against shares vested under the AMIP program, as follows: Mr. Rosoff, $40,780. Interest paid relates solely to loans that were in existence prior to the enactment of Sarbanes-Oxley.

(8)	Under a compensation arrangement approved by the Board of Directors on November 16, 2001 and January 30, 2002, Mr. Alter voluntarily relinquished his base salary and annual AMIP bonus compensation for the 2002, 2003 and 2004 performance years in exchange for awards of 700,000 options and 800,000 options to purchase shares of Class B Common Stock. The compensation arrangement is also discussed in this Proxy Statement under “Compensation Committee Report on Executive Compensation.”

Stock Option/ SAR Grants
      No stock options or SARs were granted to the Named Executive Officers during 2005.
Stock Option/ SAR Exercises and Holdings
      The following table sets forth information relating to options exercised during 2005 by the Named Executive Officers, and the number and value of options held on December 31, 2005. There were no SARs outstanding at any time during the year ended December 31, 2005.
Aggregate Option Exercises in Last Year
and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options at FY-End(#)		Options at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis Alter	0	$0	1,750,000	150,000	$41,667,800	$3,069,000
William A. Rosoff	0	$0	678,666	150,000	$12,272,690	$3,069,000
Philip M. Browne	0	$0	125,000	45,000	$2,900,738	$920,700
Christopher J. Carroll	30,000	$549,525	3,750	21,250	$62,213	$430,438
David B. Weinstock	28,060	$509,252	18,250	24,250	$344,338	$494,728

(1)	The value of unexercised, in-the-money options is the number of shares underlying options times the difference between the exercise price of the options and $32.44, the fair market value of the Class B Common Stock at December 31, 2005.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      This report describes the 2005 compensation for the Company’s executive officers, including specific discussion of compensation for the Chief Executive Officer. All compensation programs, benefits and perquisites described in this report are reflected as they were in effect during the year ended December 31, 2005, unless this report specifically states otherwise.
The Compensation Committee — Composition and Responsibilities
      The Company’s compensation and benefit programs are administered by the Compensation Committee of the Board of Directors (the “Committee”). Each member of the Committee is considered to be an independent director under applicable NASDAQ rules, a “non-employee director” under applicable SEC rules and an “outside director” under applicable IRS rules. The Committee is responsible for setting, monitoring and implementing the compensation strategy for the Company. This may range from determining individual awards for executive officers to determining appropriate broad based compensation and benefits programs and strategies for all employees.
      For executive officers other than the members of the Office of the Chairman, the Committee is responsible for determining the amounts for base salary and annual bonuses. With respect to the members of the Office of the Chairman, the Committee is responsible for recommending to the Board of Directors the amounts for base salary and annual bonuses. Mr. Alter, Chief Executive Officer, and Mr. Rosoff, Vice Chairman and President, together form the Office of the Chairman.
      The members of the Committee also serve as the Plan Administration Committee for Principal Officers, established under the Company’s 2000 Omnibus Stock Incentive Plan (the “Omnibus Plan”). The Plan Administration Committee for Principal Officers is responsible for all grants and awards of equity-based compensation to the Company’s executive officers, including the Named Executive Officers.
      The Committee holds meetings from time to time, as needed, throughout the year. The Committee may also consider and take action by written consent in lieu of a meeting. The Company’s Human Resources Department supports the Committee in its work. The Committee has the authority to engage the services of outside advisors, experts and others to assist it in carrying out its responsibilities with respect to the Company’s compensation and benefit programs.
Executive Compensation Philosophy For 2005
      The Company’s executive compensation programs are designed to:

•	attract, retain and motivate management employees of high caliber and potential;

•	be competitive with respect to the market;

•	tie compensation to individual and Company performance; and

•	include long-term incentives that align the executive’s interests with the long-term interests of the Company’s other stockholders.
The Company’s compensation programs are intended to further the short- and long-term business objectives of the Company by securing, retaining and motivating management employees of high caliber and potential. The Committee establishes target levels of overall compensation that are tied to individual and Company performance and are designed to be competitive with the pay practices of other companies that compete with the Company for executive talent. The Committee believes that, while external data provides a useful guide for comparative purposes, a successful executive compensation program also requires the application of sound judgment with respect to individuals’ financial and non-financial performance in order to achieve the Company’s objectives.

Components of Executive Compensation
      The executive compensation program consists primarily of three components — base salary, annual bonuses and long-term incentives. Executive compensation may also include, at times, special performance and retention awards.
      Base Salary. The Company establishes and adjusts base salaries referencing several factors, including periodic comparison to the salaries paid to employees with similar positions or responsibilities in the market, the nature and scope of the executive’s responsibilities, an evaluation of the executive’s performance, and the executive’s contributions toward the achievement of the Company’s business objectives and overall performance. Each year, a budget is established for merit salary increases determined, in part, by reference to relevant factors in the market, including the Company’s intent to maintain competitive salaries.
      Annual Bonuses. The Company’s compensation program for executive officers and the senior management team includes an annual bonus program. Target bonuses vary depending upon the nature and scope of the participant’s position and responsibilities in the Company, and they range from 15% to 75% of base salary. In general, annual bonuses are not guaranteed. Bonuses awarded vary by participant and can range from zero to a maximum of 200% of the participant’s target bonus. The basis for the determination of the actual bonus awards in any given year depends on a number of factors, including the extent to which individual and Company business objectives and performance goals for the year are satisfied or exceeded. The bonuses awarded for performance year 2005 are based on the financial and non-financial business objectives and performance goals approved by the Committee and discussed below under “The Company’s 2005 Compensation for Executive Officers — Bonus.”
      Under the annual bonus program for performance year 2005, referred to in this Proxy Statement as the “AMIP V Program,” actual bonuses may be delivered in cash or in stock, depending upon the participant’s election made at the time he or she entered the program. For participants who receive all or part of their bonus in stock, the annual bonus program also incorporates elements of a long-term incentive, as described in more detail in the description of the AMIP V Program below.
           The AMIP V Program. The AMIP V Program is generally an annual bonus program. It was adopted in 2001 for performance years 2002 through 2005. The AMIP V Program has a stock election feature in which participants were given the opportunity to elect to receive some or all of their bonus in stock instead of cash. With the exception of the members of the Office of the Chairman, as described below, each employee who participates in the AMIP V program was required to make an election upon his or her enrollment into the program specifying what percentage, if any, of the participant’s bonus would be paid in shares of the Company’s Class B Common Stock in lieu of cash (the “election percentage”). All participants, with the exception of the members of the Office of the Chairman, had the opportunity to elect to receive up to 100% of their target bonuses in restricted shares of the Company’s Class B Common Stock in lieu of cash. Members of the Office of the Chairman were automatically enrolled in the AMIP V program with a 100% stock election percentage. Each of the other executive officers voluntarily made a 100% stock election at the time of his enrollment in the program.
           Elections were effective from the participant’s first date of eligibility in the program (the “enrollment date”) through the end of the 2005 performance year. For participants who elected to receive all or a portion of their bonus in stock, enough restricted shares of Class B Common Stock (“AMIP Shares”) were issued to the participant to satisfy target bonus awards for each year of the program in accordance with his or her stock election percentage for that year. Restricted shares for all full or partial years of participation in the program were issued as of the enrollment date and, subject to certain exceptions, vest ten years after they have been issued (as long as the participant remains employed by the Company).

           The number of AMIP Shares granted to a participant for each year was determined by multiplying the participant’s target award at enrollment by the election percentage for the performance year and dividing by the grant price of the shares (determined for the enrollment date in accordance with the AMIP V Program).
           With each award of an annual bonus that is at or below target for a performance year, the appropriate Plan Administration Committee (as described below) may elect to accelerate the vesting of up to 100% of the AMIP Shares related to that year. The decision of whether and how much to accelerate the vesting of AMIP Shares in any given year is based on an assessment of a number of different factors, including the extent to which individual and Company business objectives and performance goals for that year have been met. With acceleration of the vesting of an individual’s AMIP Shares, his or her actual annual bonus would be awarded in whole or in part with AMIP Shares depending upon the individual’s election percentage. If a participant elected to receive his or her bonus all or partially in stock, the value of the AMIP Shares at the time they are accelerated may exceed the value of the AMIP Shares at the time they were granted as restricted stock. If this occurs, a long-term incentive is realized in the form of the stock’s appreciation in value.
           If an annual bonus which exceeds target is paid, participants who elected to receive some or all of their bonus in AMIP Shares will receive the bonus amount up to target in AMIP Shares and/or cash (depending upon each participant’s election percentage), and any above target amount is paid in cash or, at the discretion of the applicable Plan Administration Committee determined on a case by case basis, by accelerating AMIP Shares related to any prior years’ bonuses which have not otherwise been accelerated (the “Additional AMIP Shares”). This allows flexibility so that if AMIP Shares are not vested on an accelerated basis in a year in which performance targets are not met, the applicable Plan Administration Committee can elect to accelerate some or all of them in future years in which performance targets are exceeded. For an executive for whom the applicable Plan Administration Committee has determined to so accelerate his or her Additional AMIP Shares, the cash payment which would have been paid for above target performance is reduced by the value of the Additional AMIP Shares accelerated (valued using the grant price for the enrollment date as described above).
           The award of stock under the AMIP V Program is administered by the appropriate committee under the Omnibus Plan. The committee that administers the AMIP V Program for executive officers is the Plan Administration Committee for Principal Officers and is comprised of the members of the Committee, as previously discussed. The committee for all other participants is the Plan Administration Committee for Non-Principal Officers and is comprised of the members of the Office of the Chairman.
      As described below, on April 17, 2006, the Committee and the Board of Directors approved the continuation of the Company’s equity based management incentive program with the adoption of the Advanta Management Incentive Program VI (the “AMIP VI Program”).
      Other Long-Term Incentives. The Committee believes the share ownership opportunity provided by equity-based compensation emphasizes and reinforces the mutual interests of senior management employees and the other stockholders. The long-term incentive component of the executive compensation program is intended to align the compensation awarded under these programs with stockholder interests and provide senior management with appropriate incentives to enhance stockholder value. The Omnibus Plan provides the Company with the ability to create and tailor a variety of equity-based long-term compensation programs, in addition to the AMIP Program, for executive officers and the senior management team. Restricted stock, stock options or other equity-based compensation may be granted from time to time under executive employment arrangements.
      Other Benefits and Perquisites. Senior management employees, including the executive officers, are also eligible for a variety of benefits and perquisites including: reimbursement for financial planning and reimbursement of tax return preparation; payment of interest for a three-

year period (or, in the case of executive officers, reimbursement of interest paid by the executive) on margin loans which the executive may elect to take to pay for taxes due upon vesting of AMIP Shares or other restricted stock awards; health insurance; and disability and life insurance.
The Company’s 2005 Compensation for Executive Officers
      Base Salary. The base salaries of executive officers, including the Named Executive Officers, are determined based on the criteria described above under “Components of Compensation — Base Salary.” Generally, on an annual basis the Committee considers whether the Company’s executive officers, including the Named Executive Officers, are eligible for an increase in salary based on a range of factors including the executive’s performance, increases in the executive’s duties or responsibilities and maintaining a competitive salary as compared to the market. The Committee reviews and approves any base salary increases for the executive officers other than the members of the Office of the Chairman. With respect to the members of the Office of the Chairman, the Committee is responsible for recommending salary increases to the full Board for its consideration and approval. In 2005, each of Messrs. Browne, Carroll and Weinstock received salary increases ranging from 3.0% to 4.8%. The base salaries for Mr. Alter and Mr. Rosoff have been unchanged for more than five years.
      Bonus and Long-Term Incentives. The Committee granted bonus awards in 2006 for the 2005 performance year to the Company’s executive officers, including the Named Executive Officers. The payment of 2005 annual bonus awards to executive officers generally were based on the Committee’s judgment regarding the extent to which the individual and the Company satisfied or exceeded the financial and non-financial business objectives and performance goals approved by the Committee, as described below.
      The Committee approved the following financial performance goals for 2005: achievement of the Company’s 2005 strategic plan objectives; achievement of the Company’s publicly disclosed guidance for 2005; growth in earnings per share, net income, receivables and transaction volume; and improvement in net credit losses.
      The non-financial individual and Company objectives and performance goals for 2005 approved by the Committee included a number of quantitative and qualitative factors intended to measure, among other things, the success of the organization within its regulatory and competitive environments as well as each executive officer’s contributions toward the Company’s achievements during 2005 and toward establishing a strong foundation for the Company’s future success.
      Based on the Committee’s assessment of the 2005 performance considerations and criteria discussed above, bonus awards under the AMIP V Program to the executive officers for the 2005 performance year were generally at target levels, except for Messrs. Alter, Rosoff and Browne who were awarded bonuses at above target levels. In 2005, in addition to his bonus award under the AMIP V Program, Mr. Rosoff received a cash bonus payment of $155,000 pursuant to the terms of his employment agreement with the Company. There were no grants of stock options or restricted stock to executive officers during 2005.
      On April 17, 2006, the Committee and the Board of Directors approved the AMIP VI Program. The AMIP VI Program, like its predecessor the AMIP V Program, is an annual bonus program for the executive officers of the Company and other participating senior management employees for performance years 2006, 2007, 2008 and 2009. The AMIP VI Program will be governed by and administered pursuant to the Omnibus Plan. Each participating employee, other than the members of the Office of the Chairman, will have the opportunity upon his or her initial enrollment in the AMIP VI Program to elect to have a portion, ranging from 0% up to 100% (the “Election Percentage”), of his or her future target bonus for 2006, 2007, 2008 and 2009 be payable in shares of the Company’s Class B Common Stock. Participants will have the opportunity to select the same or a different Election Percentage for each performance year during the term of the AMIP VI Program. In the absence of a participant’s election to receive some portion of his or her bonus in shares of Class B Common Stock in any performance year, the participant will receive his or her bonus in cash. Members of the Office of the Chairman are enrolled in the AMIP VI Program with a 100%

Election Percentage. The other executive officers of the Company will designate their Election Percentages at a future date.
The Company’s 2005 Compensation for the Chief Executive Officer
      As noted in the Summary Compensation Table of this Proxy Statement, Mr. Alter voluntarily relinquished his base salary and annual AMIP bonus compensation for performance years 2002, 2003 and 2004. This arrangement ended December 31, 2004. Accordingly, in 2005 Mr. Alter began receiving a base salary equal to $595,000, which was the same base salary he was paid prior to his waiver. Except as described above with respect to Mr. Alter’s voluntary waiver of base salary and bonus for performance years 2002 through 2004, Mr. Alter’s base salary has been unchanged for more than five years. Based on the same criteria and analysis discussed above for the other executive officers, Mr. Alter received an above target bonus for 2005. Mr. Alter will participate in the AMIP VI Program with a 100% stock Election Percentage for performance years 2006, 2007, 2008 and 2009, as discussed above.
      Members of the Office of the Chairman, including Mr. Alter, are eligible for executive perquisites in addition to those that are generally available to the senior management team. These additional perquisites may include: car allowance and personal use of Company vehicles; reimbursement for club dues; first class travel, spousal travel and non-business use of the Company’s fractional interests in aircraft; personal use of Company personnel; and split-dollar life insurance. Taxes are assessed and withheld as appropriate for any such perquisites based on the executive’s actual usage of any perquisites in a particular year.
      As previously disclosed by the Company and this Committee in last year’s Proxy Statement, on February 11, 2005, the Committee and the Board of Directors approved and established the Advanta Corp. Supplemental Executive Retirement Plan (the “SERP”) to provide Mr. Alter with certain retirement benefits in recognition of his more than 45 years of service to the Company. The SERP was designed consistent with the advice and recommendation of an independent consultant retained by the Committee in February 2004 to review the range in the industry generally of retirement, change of control, severance and other contractual arrangements for senior executives and other long-term employees and evaluate what is appropriate for the Company.
      Terms and Conditions of the SERP. Subject to the vesting requirements described below, under the terms of the SERP, Mr. Alter will be entitled to an annual retirement benefit of $625,000 upon reaching age 70 for his and his spouse’s lives. The amount payable was determined based on a percentage of Mr. Alter’s 2001 base salary and target AMIP program bonus. It is not subject to change based on future changes to his salary. The annual benefit vests ratably from February 2005 through August 2012. In the event of death, disability or a change in control, as defined in the SERP, the annual benefit will become fully vested and immediately payable. In the event of a change in control, Mr. Alter is also entitled to receive a gross up for any excise taxes that may arise and for the reimbursement for such taxes.
Impact of IRS Pay Cap Regulation
      Section 162(m) of the Internal Revenue Code limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company’s Chief Executive Officer and its four other most highly compensated executive officers.
      The Committee believes that payment of compensation that may exceed $1,000,000 and that may not be deductible under Section 162(m) is sometimes in the best interests of the Company. The Committee and the Board of Directors have approved such arrangements (such as the restricted stock feature of the AMIP program).

Compensation Committee
Max Botel, Chairman
Dana Becker Dunn
Ronald Lubner

STOCK PERFORMANCE GRAPH
      The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s Class A Common Stock during the five years ended December 31, 2005 with the cumulative total return on the Standard & Poor’s (“S&P”) 500 Index, S&P 500 Financials Index and, for all years other than 2005, the Dow Jones U.S. Diversified Financial Index. Beginning in 2005, the Company is using the S&P 500 Financials Index instead of the Dow Jones U.S. Diversified Financial Index because the Dow Jones U.S. Diversified Financial Index is no longer being published. The comparison assumes that $100 was invested at the market price on the close of business on December 31, 2000 through December 31, 2005 in the Class A Common Stock and, to the extent the index is available, in the comparison indices with reinvestment of dividends.

Indexed	01/01	12/01	12/02	12/03	12/04	12/05

Advanta Corp. Class A Common Stock	100.0	115.2	106.6	157.5	280.4	379.8
S&P 500 Index	100.0	88.1	68.6	88.3	97.9	102.8
S&P 500 Financials Index	100.0	91.1	77.9	101.7	112.6	119.6
Dow Jones U.S. Diversified Financial Index	100.0	93.3	72.6	95.9	101.9	—
PROPOSAL 1: ELECTION OF DIRECTORS
      The Board of Directors has nominated three candidates to be elected at the Meeting for a three-year term ending in 2009. All of the nominees are currently serving as Directors of the Company, and all of the nominees have been recommended for re-election by the Nominating Committee and approved and nominated for re-election by the Board of Directors. Five other Directors are currently serving terms which will expire in 2007 or 2008.
      Each nominee has consented to being named in the proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, assuming a quorum is present at the Meeting. If prior to the Meeting any nominee should become unavailable to serve, the proxies will be voted in favor of such other person or persons who are designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the By-Laws.
      Set forth below is certain information regarding each nominee and each Director continuing in office, which has been confirmed by each of them for inclusion in this Proxy Statement.
Nominees For Election For A Term Expiring In 2009

Olaf Olafsson	William A. Rosoff	Michael Stolper
      Mr. Olafsson, age 43, has been a Director of the Company since December 1997. From November 1999 until assuming his current position in March 2003 as Executive Vice President of Time Warner, Inc., Mr. Olafsson was Vice Chairman of Time Warner Digital Media, a division of Time Warner, Inc. In January 2005, Mr. Olafsson was elected to the Board of Directors of Time Warner Telecom Inc., a publicly held company and provider of managed network solutions to a wide range of business customers and organizations throughout the United States. In September 1996, Mr. Olafsson joined the Company as Vice Chairman of Advanta Information Services, Inc. (“AIS”) and was elected as a Director of AIS in October 1996. Mr. Olafsson was elected President of the Company in March 1998. In October 1999 he resigned as President. Prior to joining the Company, he was President and Chief Executive Officer of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation, which he founded in 1991.
      Mr. Rosoff, age 62, joined the Company in January 1996 as a Director and Vice Chairman. In October 1999, Mr. Rosoff became President as well as Vice Chairman of the Board of the Company. Prior to joining the Company, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, the Company’s outside counsel, where he advised the Company for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen LLP he served as Chairman of its Executive Committee and, immediately before joining the Company, as a member of its Executive Committee and Chairman of its Tax Department. Mr. Rosoff is a Trustee of Atlantic Realty Trust, a publicly held real estate investment trust.
      Mr. Stolper, age 50, has been a Director of the Company since June 1998. He is General Partner of Veritable, LP, a privately held registered investment advisor of which Mr. Stolper is a principal. Veritable, LP was formed in March 2004 to acquire the investment consulting assets of PNC Advisor’s Hawthorn unit. Mr. Stolper was President of Stolper & Co., Inc. from 1986 through 1997 and that business was merged with PNC Bank’s Family Wealth Management Group to form Hawthorn. Mr. Stolper has 28 years experience as an investment advisor and financial consultant.
      The Board of Directors recommends voting “FOR” the election of the three nominees for election.
Incumbent Directors Continuing In Office For A Term Expiring In 2008

Max Botel	Ronald Lubner
      Mr. Botel, age 66, has been a Director of the Company since its incorporation in 1974. He retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. He is President of Botel Asset Management, a securities brokerage firm and successor to Penn Center Investments, Inc. where he served as President since January 1995 and Vice President from February 1985 until he became President.
      Mr. Lubner, age 72, has been a Director of the Company since December 1996. He is Chairman of Belron International Ltd., a Luxembourg company, PGSI Ltd., a Luxembourg company, and PG Group (Pty) Ltd., a South African company. Mr. Lubner is a 50-year veteran of Belron International and the Plate Glass Group, which together have annual sales of $3.5 billion. The Plate

Glass Group manufactures and distributes the complete range of building, automotive and glass products, and Belron International supplies and installs automotive glass in 30 countries.
Incumbent Directors Continuing In Office For A Term Expiring In 2007

Dennis Alter	Dana Becker Dunn	Robert S. Blank
      Mr. Alter, age 63, became Executive Vice President and a Director of the Company’s predecessor organization in 1967. He became President and Chief Executive Officer in 1972, and Chairman of the Board of Directors in August 1975. Mr. Alter has remained as Chairman of the Board since August 1975. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. In October 1997, Mr. Alter reassumed the title of Chief Executive Officer.
      Ms. Becker Dunn, age 55, has been a Director of the Company since March 1996. She served as Vice President of U.S. Services of Avaya, Inc., a leading provider of communications systems and software for enterprises, from October 2000 until retiring from Avaya, Inc. in August 2001. Prior to that position, Ms. Becker Dunn served as Vice President of Transition Operations in connection with the spin-off of Avaya, Inc. from Lucent Technologies and, before that, she served as Vice President, Growing and Emerging Markets, of Lucent Technologies Business Communications Services, formerly AT&T Global Business Communications, which she joined in December 1994. In 1992 she became Vice President and Chief Technical Officer for AT&T’s Call Servicing (Long Distance) Organization, after which she was Vice President of Strategic Planning and New Business Development for Consumer Communications Services. From 1984 to 1992, Ms. Dunn served AT&T in a variety of capacities, including Product Marketing Director in 1984, Director of Information Systems in 1986 and Operator Services-Eastern Region Vice President in 1988.
      Mr. Blank, age 65, has been a Director of the Company since August 2001. In 1972 he joined Whitney Communications Company and Whitcom Partners. Mr. Blank currently serves as Co-Chairman and Co-Chief Executive Officer of Whitney Communications Company and Senior Partner of Whitcom Partners. Mr. Blank serves on the board of Toll Brothers, Inc., a publicly held company and luxury home builder.
Independence of Non-Employee Directors
      The Board of Directors is responsible for assessing the independence of the Directors of the Company and determining that a majority of the Company’s Board of Directors qualify as “independent directors” in accordance with applicable Nasdaq rules.
      The Board of Directors has determined that each of the non-employee Directors of the Company is an “independent director,” as defined under applicable Nasdaq rules.
Board Of Directors Meetings and Committees
      The Board of Directors held five meetings during the last fiscal year. During 2005, each Director who served during the last fiscal year attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served, except Mr. Lubner.
      During 2005, the non-employee Directors of the Board of Directors met twice in executive session.
      The Board of Directors has adopted a policy that all directors attend the Company’s annual meeting of stockholders, except under certain limited circumstances. All of the Company’s Directors attended the 2005 annual meeting.

Committees of the Board of Directors

Audit Committee
The Board of Directors has an Audit Committee that is currently composed of Messrs. Blank, Botel and Stolper, each of whom is independent as defined under applicable Nasdaq rules. The Board of Directors has determined that each member of the Audit Committee qualifies as an audit committee financial expert, as defined by the SEC. The primary responsibilities of the Audit Committee are to:

•	review and evaluate the Company’s internal accounting and auditing procedures;

•	select and engage the firm to be appointed as the independent registered public accounting firm to audit the Company’s financial statements;

•	review with management and the independent registered public accounting firm the Company’s quarterly and year-end operating results;

•	review the scope and results of the audit with the independent registered public accounting firm; and

•	consider the independence of the independent registered public accounting firm.
The Audit Committee met six times in 2005. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.advanta.com.

Compensation Committee
      The Board of Directors has a Compensation Committee that is currently composed of Mr. Botel, Ms. Becker Dunn and Mr. Lubner, each of whom is independent as defined under applicable Nasdaq rules. The primary responsibilities of the Compensation Committee are to:

•	review and approve Company-wide benefit programs and executive compensation programs;

•	review and approve, where appropriate, individual compensation arrangements for the Company’s executive officers;

•	recommend and approve compensation arrangements for outside Directors; and

•	serve in an advisory capacity to the full Board regarding compensation matters.
The Compensation Committee met five times in 2005.
      The members of the Compensation Committee also serve as the Plan Administration Committee for purposes of administering the Company’s 2000 Omnibus Stock Incentive Plan with respect to executive officers (the “Plan Administration Committee”). Each member of the Plan Administration Committee is a “non-employee director” under applicable SEC rules, an “independent director” under applicable Nasdaq rules and an “outside director” under applicable IRS rules. The Plan Administration Committee determines awards of stock options to executive officers and also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Board of Directors, as a whole, administers the 2000 Omnibus Stock Incentive Plan with respect to stock options granted to non-employee directors. The Plan Administration Committee met once as part of a Compensation Committee meeting during 2005.

Nominating Committee
      The Board of Directors has a Nominating Committee that is currently composed of Messrs. Olafsson and Lubner, each of whom is independent as defined under applicable Nasdaq rules. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on the Company’s website at www.advanta.com. The primary responsibilities of the Nominating Committee are to:

•	identify and recommend to the Board of Directors individuals to serve on the Board;

•	consider director candidates recommended by stockholders, as described below; and

•	periodically review and evaluate the size and composition of the Board and recommend to the Board any proposed changes.
The Nominating Committee met once in 2005. The Nominating Committee met during 2006 and, following the resignation of one of the Company’s Directors, recommended that the size of the Board be reduced to eight Directors. After considering the qualifications of the three incumbent Directors, the Nominating Committee recommended that each of them be nominated for re-election as a Director at the Meeting.

Procedure for Nominating Director Candidates for Election to the Board
      Any stockholder of record entitled to vote in the election of directors who is a stockholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected may make a nomination for the election of directors to the Company’s Board of Directors provided that he or she complies with the procedure set forth in Section 3-13 of the Company’s By-Laws. Under the Company’s By-Laws, a stockholder wishing to nominate a director candidate for election to the Board must send timely written notice to the Company’s President setting forth certain information with respect to the nomination, including: the name and address of the nominating stockholder; the name and address of the beneficial owner, if different than the nominating stockholder, of the shares owned of record by the nominating stockholder; the number and class of shares owned of record and beneficially by such nominating stockholder and the number that are owned beneficially by any beneficial owner; a description of all arrangements and understandings between the nominating stockholder and any beneficial owner and any other person or persons (naming such person or persons) pursuant to which the nomination is being made; the name and address of any persons being nominated; a representation that the nominating stockholder is at the time of giving the notice, was or will be on the record date for meeting, and will be on the meeting date a holder of record of shares of the Company entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate such persons; such other information regarding each nominee proposed by the nominating stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by the Board of Directors of the Company; and the written consent of each nominee to serve as a director if so elected. To be timely, such notice must be received, in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 nor more than 90 days prior to such anniversary date, or, in the case of any other annual meeting or any special meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of meeting was mailed or publicly disclosed. The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person that the presiding officer determines is not made in compliance with the foregoing procedure. The Nominating Committee will receive notice of any stockholder nomination made pursuant to these procedures.

Procedure for Recommending Director Candidates to the Nominating Committee
      In addition to the procedures described above under the heading “Procedure for Nominating Director Candidates for Election to the Board,” stockholders may recommend director candidates for consideration by the Nominating Committee and recommendation by the Nominating Committee to the Board. Nothing contained herein amends or modifies in any way the process by which stockholders may directly nominate a director candidate to the Board, as set forth in the Company’s By-Laws and discussed above.

      To be timely received for consideration in connection with the Company’s 2007 Annual Meeting of Stockholders, the Nominating Committee must receive a stockholder-recommended nomination by January 8, 2007. All submissions of director candidates by stockholders to the Nominating Committee for its consideration must include all of the required information set forth above under the heading “Procedure for Nominating Director Candidates for Election to the Board,” and the following additional information:

•	Any information relevant to a determination of whether the nominee meets the criteria described below under the heading “Director Qualifications;”

•	Any information regarding the nominee relevant to a determination of whether the nominee would be barred from being considered independent under applicable Nasdaq or SEC rules or, alternatively, a statement that the nominee would not be so barred;

•	A statement, signed by the nominee verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation; and

•	If the recommending stockholder, or group of stockholders, has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date of recommendation, evidence of such beneficial ownership.
      All such submissions to the Nominating Committee must be made in writing and may be mailed to the Nominating Committee of Advanta Corp. in care of the General Counsel at the address appearing on the first page of this proxy statement.

Director Qualifications
      The Nominating Committee believes that each director nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. Members of the Board should have the highest professional and personal ethics, consistent with the values and standards of the Company. At a minimum, nominees will be selected on the basis of their integrity, skill, leadership ability, financial sophistication, and capacity to help guide the Company. Nominees should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experiences. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties.

Evaluation of Director Candidates by the Nominating Committee
      The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms, stockholders, or other persons. The Nominating Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended from other sources, except that the Nominating Committee may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. Director candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.
      In connection with this evaluation, the Nominating Committee makes a determination whether to interview a prospective nominee based upon the Company’s needs and the Nominating Committee’s level of interest. If warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and any appropriate interviews, the Nominating Committee makes a recommendation to the full Board as to its selection of director nominees, and the Board selects the nominees after consideration of the Nominating Committee’s recommendation and report. Each director nominee included on the proxy card for election at the Meeting was recommended by the Nominating Committee. No stockholder (or group of stockholders) beneficially owning more than 5% of the Company’s voting common stock recommended a director nominee for election at the Meeting.

Corporate Governance Committee
      The Board of Directors has a Corporate Governance Committee. The current members of the Corporate Governance Committee are Messrs. Alter, Olafsson and Rosoff. The function of the Corporate Governance Committee is to identify, analyze and propose approaches and solutions to issues relating to the long-term effectiveness of the Board of Directors and senior management of the Company, including for example, issues relating to succession planning, retirement policies and management development. The Corporate Governance Committee did not meet during 2005.
Communications with the Board of Directors
      Stockholders who wish to communicate with the Board of Directors or one or more specific individual Directors may do so by sending a written request to such Director or Directors in care of the Company’s Secretary at the address on the first page of this proxy statement. Any written request so received by the Secretary will be forwarded to the intended Director or Directors except under certain limited circumstances where it is deemed unnecessary or inappropriate pursuant to procedures established by a majority of the Directors who are independent, as defined under applicable Nasdaq rules.
Compensation of the Board Of Directors
      Directors who are employees of the Company receive no compensation for services as Directors.
      For 2005, compensation for non-employee Directors consisted of:

•	an annual retainer of $50,000 for service on the Board;

•	an annual retainer of $20,000 for service on a Board committee (other than as a Board committee chairperson, in which case the annual retainer $30,000);

•	payments of $1,000 per day for each Board or Board committee meeting attended (chairpersons are paid $1,500 per day for each Board committee meeting they chair); and

•	a grant of stock options under the Company’s 2000 Omnibus Stock Incentive Plan, consisting of 15,000 options to purchase Class B Common Stock upon appointment to the Board of Directors and, for each subsequent year, an annual grant, generally on the fourth Wednesday in January, of 9,000 options to purchase Class B Common Stock. In each case the options are granted at an exercise price equal to the fair market value of such stock on the grant date and become exercisable on the anniversary of the grant date at the rate of 25% per year for four years, and expire ten years from the grant date.
The chairpersons of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Nominating Committee are Messrs. Blank, Botel, Alter and Olafsson, respectively. Mr. Botel, Ms. Becker Dunn and Mr. Lubner are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee.
      Directors are also entitled to reimbursement for travel and other expenses incurred in connection with their services as Directors. In addition, each non-employee Director is eligible for a $500,000 term life insurance policy on which the Company will pay the premiums and, although there is no build-up in cash value, the non-employee Director has the right to designate the beneficiary under the applicable policy.

      In connection with one Board of Directors meeting that was not held at the Company’s headquarters, spouses of Directors were invited to accompany the Directors during travel. Five non-employee Directors attended the meeting accompanied by their spouses, resulting in an aggregate incremental cost to the Company of $30,780. The spousal travel also resulted in the recognition of taxable income by the non-employee Directors for the portion of the travel expenses attributable to the spouse. The Company made a tax gross-up payment in 2005 to each of the non-employee Directors for the estimated tax liabilities incurred in connection with such income. The amount of the tax gross-up payment varied among the non-employee Directors with the maximum tax gross-up payment to any non-employee Director being approximately $8,500.
      Following the Company’s exit from the mortgage business, the Company restructured its stock option, stock appreciation rights and AMIP programs to reflect the restructuring of the Company. As part of the restructuring of these programs, in April 2001 the Company implemented a stock appreciation rights exchange program pursuant to which all outstanding stock appreciation rights were exchanged for cash with the cash being paid by the Company through a deferred compensation arrangement. As a participant in this program, in 2005 Mr. Botel earned above-market interest on deferred compensation of $535.
Compensation Committee Interlocks And Insider Participation
      The only individuals who served as members of the Compensation Committee during the fiscal year ended December 31, 2005 were Messrs. Botel, and Lubner and Ms. Becker Dunn, all of whom served for all of fiscal 2005. The only individuals who served as members of the Plan Administration Committee during the fiscal year ended December 31, 2005 were Messrs. Botel and Lubner and Ms. Becker Dunn, who served for all of fiscal 2005. None of the aforementioned members of the Compensation Committee and the Plan Administration Committee is, or was during fiscal 2005, an officer or other employee, or former officer, of the Company or of any subsidiary of the Company. There were no interlocks or insider participation between any member of the Compensation Committee or the Plan Administration Committee and any member of the compensation committee of another company.
Change Of Control And Severance Arrangements
      The Advanta Senior Management Change of Control Severance Plan provides benefits to senior management employees, including the Named Executive Officers, in the event of a “Change of Control” of the Company (as defined in the Plan) if, within one year of the date of a Change of Control and subject to certain exceptions, there has been either an actual or constructive termination of the senior management employee. The Advanta Senior Management Change of Control Severance Plan provides severance, generally ranging from 39 to 104 weeks of salary, depending on the senior management employee’s AMIP program participation level and years of service.
      The Advanta Employees Severance Pay Plan provides benefits to all employees, including the Named Executive Officers, in the event of termination of employment due to layoff, reduction in force, reorganization or other similar business decision, subject to certain exceptions. With respect to the Named Executive Officers, this plan provides benefits, generally ranging from 12 to 32 weeks of salary, depending on the Named Executive Officer’s years of service with the Company.
      Under the Office of the Chairman Supplemental Compensation Program, members of the Office of the Chairman are entitled to receive benefits in the event of a Change of Control (as defined in the program document) or other similar transaction. Under this program, the current members of the Office of the Chairman are eligible to receive supplemental compensation in connection with a Change in Control if, subject to certain exceptions, such member is an employee of the Company at the time a Change of Control occurs and there has been either an actual or constructive termination from employment within three years after the Change of Control occurs. The supplemental compensation to be paid to an eligible executive will be determined by the Compensation

Committee based on factors set forth in the program but will in no event be less than $3 million or more than $5 million.
Employment Agreements With Executive Officers And Other Transactions And Arrangements
      In January 1996, Mr. Rosoff and the Company entered into an agreement under which Mr. Rosoff’s annual base salary is a minimum of $475,000. Under the terms of the agreement, he is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in the AMIP program (with a target bonus of at least 75% of his base salary) and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP bonus will be at least $1 million. The agreement contains certain other provisions, some of which, as described in prior years’ proxy statements, have been fully performed.
      In May 1998, Mr. Browne entered into an employment agreement with the Company in connection with his employment by the Company as Senior Vice President and Chief Financial Officer. The agreement provided that Mr. Browne’s starting annual base compensation would be $350,000 and that he would be entitled to participate in the AMIP programs (with a target bonus of at least 50% of his base salary and a maximum bonus of 200% of target). In the event of a “change in control” (as defined in the Management Severance Plan), Mr. Browne will be entitled to severance of two times his base salary. The agreement contains certain other provisions which, as described in prior years’ proxy statements, have been fully performed. Mr. Browne’s wife has been employed by the Company since January 1994. During fiscal 2005, Ms. Browne received compensation, including salary, bonus and other benefits of $304,260. Ms. Browne currently serves as Senior Counsel to the Company.
      In January 2004, Mr. John Moore became President of Advanta Bank Corp. At that time, the Company requested that, as President of Advanta Bank Corp., Mr. Moore establish and maintain his principal residency in Utah. In order to facilitate this relocation, the Company and Mr. Moore entered into a Relocation Agreement (the “Relocation Agreement”), dated as of May 20, 2004, for the purpose of providing that Mr. Moore would incur no incremental cost as a result of his relocation to Utah. Pursuant to the Relocation Agreement, for 2004 the Company paid to Mr. Moore $157,500 as a relocation payment to cover certain expenses related to his relocation to Utah and the establishment and maintenance of his Utah residency and $121,013 as a tax gross-up payment for tax liabilities associated with such income. Also pursuant to the Relocation Agreement, the Company agreed to: (a) reimburse Mr. Moore for certain expenses related to the maintenance of his residency in Utah; and (b) under certain circumstances purchase Mr. Moore’s Utah residence from him. Additionally, the Relocation Agreement provides that, under certain circumstances, the Company will reimburse Mr. Moore for the taxes relating to these payments.
      On February 11, 2005, the Compensation Committee and the Board of Directors established the SERP (as defined in this Proxy Statement under “Compensation Committee Report on Executive Compensation”) to provide Mr. Alter with certain retirement benefits in recognition of his more than 45 years of service to the Company. For information about the SERP and the benefits provided to Mr. Alter, see “Compensation Committee Report on Executive Compensation” in this Proxy Statement.
      Effective as of April 15, 2005, the Company entered into a Separation Agreement and mutual general releases with Brian Tierney following his departure, effective February 8, 2005, from the office of Vice Chairman and as a member of the Office of the Chairman. As provided in the Separation Agreement, Mr. Tierney’s employment with the Company terminated effective March  18, 2005 (the “Termination Date”). Except as described below with respect to the vesting of the Restricted Shares and the Initial Grant Options (each as defined below), all prior agreements between the Company and Mr. Tierney, including the letter agreement dated June 8, 2004 (the

“Letter Agreement”) providing for, among other things Mr. Tierney’s employment with the Company and his non-competition commitment, were terminated. Mr. Tierney’s 200,000 restricted shares of the Company’s Class B Common Stock (the “Restricted Shares”) and options to acquire 100,000 shares of Class B Common Stock (the “Initial Grant Options”) became fully vested. The vested options will remain exercisable in accordance with their terms. The Separation Agreement provides for the Company to purchase the remaining assets of T2 Group, LLC, but at a price lower than was provided for in the Letter Agreement. The remaining assets were purchased for the sum of $1,420,000 payable in four installments over a period ending June 14, 2008. In addition, Mr. Tierney was released from the non-compete commitment set forth in the Letter Agreement.
PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      At the meeting, stockholders will also vote on the proposal to ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP (“KPMG”), as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2006. Although the Company is not required to seek stockholder ratification of this appointment, the Board of Directors believes it is sound corporate governance to do so and that the Company’s stockholders should be given an opportunity to express their views on the appointment. While the Audit Committee is not bound by a vote against ratifying KPMG, the Audit Committee may consider the stockholders’ action in future years when determining whether to appoint KPMG as the Company’s independent registered public accounting firm.
      The Board of Directors recommends voting “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.
PRE-APPROVAL POLICY FOR SERVICES BY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee’s charter requires that the Audit Committee pre-approve all audit and permissible non-audit services performed by the Company’s independent registered public accounting firm, including the fees and terms of each engagement. The Audit Committee has delegated its pre-approval authority to one of its members, Mr. Botel, who is authorized to pre-approve all audit, review and attest services and non-audit services other than the fees and terms for the Company’s annual audit. Any pre-approvals pursuant to this delegated authority are reported to the Audit Committee at its next meeting.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of the Board of Directors is composed of three independent directors, in accordance with applicable Nasdaq rules, and operates under a written charter adopted by the Board of Directors. Management is responsible for preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and for establishing and maintaining effective internal control over financial reporting. Management is also responsible for its assessment of the effectiveness of internal control over financial reporting, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and an audit of management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing and monitoring these activities on behalf of the Board of Directors. The Audit Committee also selects the Company’s independent registered public accounting firm. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accounting firm. The Audit Committee reviews with both the independent registered public accounting firm and internal auditors their audit plans, audit scope and identification of audit risk.
      The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the audited consolidated financial statements as of December 31, 2005 and for the year then ended, and management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting as of December 31, 2005. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence. Further, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with the independence of the independent registered public accounting firm.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee
Robert Blank, Chairman
Max Botel
Michael Stolper
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors selected KPMG LLP to audit the Company’s financial statements for the fiscal year ended December 31, 2006. A representative of KPMG LLP is expected to be present at the meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.
AUDIT FEES
      The following is a description of the fees billed to the Company by KPMG LLP for the years ended December 31, 2005 and 2004.
      Audit Fees: Audit fees include those related to the audit of the Company’s consolidated financial statements and quarterly reviews of the consolidated financial statements of the Company for the quarterly and year-to-date periods during 2005 and 2004 and totaled approximately $2,043,000 in 2005 and $2,271,000 in 2004. These fees include amounts for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements, as well as fees for audit and other attestation services required by statute or regulation, comfort letters to underwriters, consents, and reviews of SEC filings. The audit fees for 2005 and 2004 also include amounts for services related to the opinions rendered under Section 404 of the Sarbanes-Oxley Act of 2002 on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.
      Audit Related Fees: These fees include employee benefit plan audits, accounting consultation on proposed transactions and audit or attest services not required by statute or regulation and totaled approximately $188,000 in 2005 and $162,000 in 2004.
      Tax Fees: Tax fees include all tax services other than those included in “audit” and “audit related” and include fees for tax compliance, tax planning and tax advice and totaled approximately $380,000 in 2005 and $313,000 in 2004.
      All Other Fees: There were no fees for other non-audit services during 2005 or 2004.
STOCKHOLDER PROPOSALS
      Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must be received by January 8, 2007, in order to be considered for inclusion in the Company’s proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company’s proxy soliciting material for the 2007 Annual Meeting of Stockholders. Stockholder proposals should be directed to the Company in care of the Company’s Secretary, at the address of the Company set forth on the first page of this proxy statement.
      A stockholder of the Company may wish to have a proposal presented at the 2007 Annual Meeting of Stockholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the Company in care of the Company’s Secretary at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by March 24, 2007, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company’s 2007 Annual Meeting of Stockholders will have the right to exercise discretionary voting authority as to such proposal.
ANNUAL REPORT ON FORM 10-K
      The Company will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the SEC for its most recent fiscal year. Such written request should be directed to Investor Relations, at the address of the Company appearing on the first page of this proxy statement.
HOUSEHOLDING INFORMATION
      The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies.
      The Company understands that a number of intermediaries will be “householding” the Company’s proxy materials and annual report. If you hold your shares of the Company’s stock through one of these intermediaries, a single proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of each of these documents to you if you contact Investor Relations at the address of the Company appearing on the first page of this proxy statement or at (215) 444-5335. If you hold your shares of the Company’s stock through an intermediary and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.
      If you currently receive multiple copies of the proxy statement and annual report and you would like to receive only one copy for your household in the future, you should contact your broker, bank or other nominee record holder, or you may contact the Company by writing to Investor Relations at the address of the Company appearing on the first page of this proxy statement.

Mark Here for	☐
Address Change or
Comments
PLEASE SEE REVERSE SIDE

		FOR	WITHHOLD AUTHORITY
		the three nominees for director listed	to vote for the three nominees for director listed below
below
1.	Election of Directors:	☐	☐
Nominees:

01 Olaf Olafsson
02 William A. Rosoff
03 Michael Stolper
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting.

If not otherwise specified, the shares will be voted FOR the election of the three nominees for director and FOR proposal 2. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting, proxy statement and the Annual Report on Form 10-K of Advanta Corp. furnished herewith.

PLEASE SIGN AND MAIL PROMPTLY.

Signature	Signature	Dated	, 2006

NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.

▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner
as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/advna		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do
NOT need to mail back your proxy card.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ADVANTA CORP.
      The undersigned, a stockholder of Advanta Corp. (the “Company”), hereby constitutes and appoints Dennis Alter, William A. Rosoff and Elizabeth H. Mai, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Wednesday, June 14, 2006, at 1:00 p.m. at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:
(Continued, and to be signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   Detach here from proxy voting card.   ▲